Sinobiopharma, Inc.
8 Zhong Tian Road
Nantong City, Jiangsu Province
China  226009

Symbol: OTCBB: SNBP
July 06, 2010

NEWS RELEASE

SINOBIOPHARMA ANNOUNCES  DISTRIBUTION CONTRACTS
FOR FLAGSHIP PRODUCT TOTALING US$8.4 MILLION

COMPANY’S FORMULATION OF CISATRACURIUM BESYLATE
IS
NOW USED IN MORE THAN 1,000 HOSPITALS  IN CHINA

NANTONG CITY, China, July 6 -- Sinobiopharma, Inc. (OTC Bulletin Board: SNBP.OB, “Sinobiopharma” or, the “Company”) is pleased to announce that it in the first calendar quarter of 2010 it has signed 30 distribution contracts with distribution agents totaling US$8.4 million for 2010 for distribution of its flagship product KuTai, a patented formulation of Cisatracurium Besylate that is one of the top-selling pre-surgical skeletal muscle relaxants in China. KuTai distributors have coverage in more than 30 provinces throughout China and in most major cities.

As  a pioneer injectable Cisatracurium Besylate manufactured in China, Kutai quickly became  one of the leaders among skeletal muscle relaxants in the domestic market soon after it was introduced in 2006. KuTai is not only  lower in cost than GlaxoSmithKline’s (GSK) Nimbex injection  but is also the only Cisatracurium Besylate that can be stored at room temperature. The low cost and high convenience makes KuTai a more attractive choice for hospitals and doctors.

The success of KuTai underscores the soundness of Sinobiopharma’s expansion strategy, which includes  expanding its  drug pipeline and advancing the development of innovative drugs that will consolidate the Company’s leadership position in its chosen therapeutic areas.

“We believe that as a pioneer drug in China, KuTai enjoys the benefit of having a government sanctioned price premium as well as certain exclusive marketing rights to hospitals,” said Dr. Lequn Lee Huang, the Company’s CEO. “We expect that revenue and net profit will increase considerably in 2010, not only because of our marketing efforts, but also because healthcare reform is accelerating the growth of market demand for pharmaceuticals.”

About Sinobiopharma

Sinobiopharma, Inc. is a fully integrated and highly innovative specialty biopharmaceutical company engaged in the research and development, manufacture and marketing of biopharmaceutical products in China, one of the world's fastest growing pharmaceutical markets. Known as Dong Ying (Jiangsu) Pharmaceutical Co., Ltd. in China, the Company's current therapeutic focus is on anesthesia-assisted agents and cardiovascular drugs. For additional information, visit the Company’s website at: www.sinobp.com.

Contact:

Sinobiopharma, Inc.
Investor Relations
86-25-58061579

FORWARD LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding Sinobiopharma, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiopharma, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiopharma, Inc. does not undertake any obligation to update any forward looking statement, except as required under applicable law.